Exhibit 10.9

Hospira Non-Qualified Savings and Investment Plan

(Effective January 1, 2008 and as amended

through the Second Amendment effective January 1, 2009)

i

Hospira Non-Qualified Savings and Investment Plan

Article I

Introduction

Section 1.1             Name; Purpose.  The Hospira Non-Qualified Savings and Investment Plan is established effective as of January 1, 2008.  The Plan constitutes an unfunded, non-qualified arrangement providing deferred compensation to a select group of management or highly compensated employees (as defined for purposes of Title I of ERISA) of the Company and of certain of the Company’s affiliates.

Section 1.2             Administration of the Plan.  The Plan is administered by the Board of Review. The duties and authority of the Board of Review include:

(a)           interpreting and applying the Plan’s terms;

(b)           adopting any rules or regulations the Board of Review deems necessary or desirable to operate the Plan;

(c)           making whatever determinations are permitted or required to maintain or administer the Plan; and

(d)           taking any other actions that prove necessary to administer the Plan properly, in accordance with its terms.

Any decision of the Board of Review as to any matter within its authority will be final, binding and conclusive upon the Company, any Employer and each Participant, former Participant, designated beneficiary or other person claiming Plan benefits under or through any Participant or designated beneficiary.  No additional authorization or ratification by the Board is necessary for the Board of Review to act on any matter within its authority.  An action taken by the Board of Review as to a Participant will not be binding on the Board of Review regarding an action to be taken as to any other Participant.  Each determination required or permitted under the Plan will be made by the Board of Review in its sole and absolute discretion.  The Board of Review may delegate some or all of its duties or responsibilities.

Article II

Definitions

Section 2.1             Account means a bookkeeping Account maintained under the Plan for a Participant, which shall include his or her Deferral Contributions Account and Employer Contributions Account, each of which may be further divided into subaccounts corresponding to the payment options under Article IX selected by the Participant pursuant to Section 4.2, including a retirement subaccount, an in-service subaccount, or a Specific Date subaccount.

Section 2.2             Account Balance means the value, as of a specified date, of the Account.

Section 2.3             Adopting Affiliate means an entity that, together with the Company, is considered as a single employer under Code Section 414(b), (c), (m) or (o), and has adopted the Retirement Savings Plan for its employees.

Section 2.4             Board means the Board of Directors of the Company.

Section 2.5             Board of Review means the Hospira, Inc. Employee Benefit Board of Review appointed by the Board and acting under the Charter of the Hospira, Inc. Employee Benefit Board of Review.

Section 2.6             Change in Control means the earliest to occur of a Change in Ownership, a Change in Effective Control, or a Change in Ownership of Assets, each as defined below.

(a)           Change in Ownership

(i)            In general. Except as provided in paragraph (b)(ii) of this Section 2.6, a Change in Ownership of the Company occurs on the date that any one person, or more than one person acting as a group (as defined in paragraph (a)(ii) of this Section 2.6), acquires ownership of the Company’s stock that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the Company’s stock. However, if any one person, or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the Company’s stock, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Ownership of the Company (or to cause a Change in Effective Control of the Company (within the meaning of paragraph (b) of this Section 2.6)). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this Section 2.6. This paragraph (a)(i) applies only when there is a transfer of the Company’s stock (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction.

(ii)           Persons acting as a group. For purposes of paragraph (a)(i) above, persons will not be considered to be acting as a group solely because they purchase or own stock of the Company at the same time. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

(b)           Change in Effective Control

(i)            In general. Notwithstanding that the Company has not undergone a Change in Ownership under paragraph (a) of this Section 2.6, a Change in Effective Control of the Company occurs only on either of the following dates:

(1) The date any one person, or more than one person acting as a group (as determined under paragraph (a)(ii) of this Section 2.6), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company.

(2) The date a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.

(ii)           Acquisition of additional control. If any one person, or more than one person acting as a group, is considered to effectively control the Company (within the meaning of this paragraph (b)), the acquisition of additional control of the Company by the same person or persons is not considered to cause a Change in Effective Control of the Company (or to cause a Change in Ownership of the Company within the meaning of paragraph (a) of this Section 2.6).

(c)           Change in Ownership of Assets

(i)            In general. A Change in Ownership of Assets occurs on the date that any one person, or more than one person acting as a group (as determined in paragraph (a)(ii) of this Section 2.6), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the Company’s assets immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(ii)           Transfers to a related person—There is no Change in Control event under this paragraph (c) when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer, as provided in this paragraph (c)(ii). A transfer of assets by the Company is not treated as a Change in Ownership of Assets if the assets are transferred to—

(1) A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(2) An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(3) A person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or

(4) An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (c)(ii)(3) above.

For purposes of this paragraph (c)(ii) and except as otherwise provided above, a person’s status is determined immediately after the transfer of the assets.

(iii)          Persons acting as a group. Persons will not be considered to be acting as a group solely because they purchase assets of the Company at the same time. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets, or similar business transaction with the

Company. If a person, including an entity shareholder, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of assets, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only to the extent of the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

Section 2.7             Code means the Internal Revenue Code of 1986, as amended.

Section 2.8             Company means Hospira, Inc., a Delaware corporation.

Section 2.9             Company Stock means the common stock of the Company.

Section 2.10           Compensation has the same meaning as under the Retirement Savings Plan, except that it also includes amounts deferred under this Plan.

Section 2.11           Deferral Contributions means the Deferral Contributions credited on behalf of a Participant pursuant to Section 4.1.

Section 2.12           Deferral Contributions Account means the Account maintained on behalf of a Participant to represent the amount of the Deferral Contributions credited on his or her behalf, as adjusted to account for deemed gains and losses, withdrawals and distributions.

Section 2.13           Disability means that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an Employer-sponsored plan.

Section 2.14           Effective Date means January 1, 2008.

Section 2.15           Eligible Employee means an employee who has met all the conditions specified in Section 3.1.

Section 2.16           Employer means the Company and/or any Adopting Affiliate.

Section 2.17           Employer Contributions means the contributions credited on behalf of a Participant pursuant to Section 5.1.

Section 2.18           Employer Contributions Account means the Account maintained on behalf of a Participant to represent the amount of Employer Contributions credited on his or her behalf, as adjusted to account for deemed gains and losses, withdrawals and distributions.

Section 2.19           ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Section 2.20           Excess Compensation means an amount that would be Compensation, except that it exceeds the annual compensation limit under Code Section 401(a)(17), as adjusted as set forth in the Retirement Savings Plan.

Section 2.21           Participant means any Eligible Employee of an Employer who participates in the Plan pursuant to Article III.

Section 2.22           Permitted Investment means a notional fund or type of notional investment approved by the Board of Review for Plan purposes, based on a predetermined actual investment. Permitted Investments will include Company Stock.

Section 2.23           Plan means this Hospira Non-Qualified Savings and Investment Plan.

Section 2.24           Plan Year means the calendar year.

Section 2.25           Potential Change in Control means any period in which the circumstances described in paragraphs (a), (b), (c) or (d), below, exist (provided, however, that a Potential Change in Control shall cease to exist not later than the occurrence of a Change in Control):

(a)           The Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control, provided that a Potential Change in Control described in this Section 2.25 shall cease to exist upon the expiration or other termination of all such agreements.

(b)           Any Person (without regard to the exclusions set forth in subsections (i) through (iv) of such definition) publicly announces an intention to take or to consider taking actions the consummation of which would constitute a Change in Control; provided that a Potential Change in Control described in this paragraph (b) shall cease to exist upon the withdrawal of such intention, or upon a determination by the Board that there is no reasonable chance that such actions would be consummated.

(c)           Any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 10% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates).

(d)           The Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control exists; provided that a Potential Change in Control described in this paragraph (d) shall cease to exist upon a determination by the Board that the reasons that gave rise to the resolution providing for the existence of a Potential Change in Control have expired or no longer exist.

For purposes of this Section 2.25, “Person” shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

Section 2.26           Retirement Date means the date a Participant attains age 55.

Section 2.27           Retirement Savings Plan means the Hospira 401(k) Retirement Savings Plan, as amended from time to time.

Section 2.28           Specific Date means a specific date or number of specific dates identified by the Participant in the deferral and payment election under Article IV, which date may be prior to the Participant’s Retirement or other separation from service, but shall be no earlier than the first day of the following Plan Year.

Section 2.29           Year of Credited Service has the same meaning as under the Retirement Savings Plan.

Article III

Plan Participation

Section 3.1             Eligibility. An employee of an Employer will be eligible to participate in any Plan Year if he or she meets all of the following conditions:

(a)           the employee is part of a select group of management or highly compensated employees, within the meaning of Title I of ERISA;

(b)           the employee is eligible to participate in the Retirement Savings Plan for the Plan Year;

(c)           the employee is expected to receive Excess Compensation during the Plan Year; and

(d)           the Board of Review, or its delegate, designates the employee as eligible to participate in the Plan.

Section 3.2             Participation. An employee who meets the conditions of Section 3.1 becomes a Participant by executing and filing with the Board of Review a deferral election form, in the manner and at the time required under Article IV.  Once an individual is a Participant, he or she will remain a Participant for so long as he or she has an Account Balance, although a Participant may continue to make Deferral Contributions and receive allocations under the Plan only so long as he or she remains an Eligible Employee.

Article IV
Deferral Contributions and Payment Elections

Section 4.1             Deferral Contributions. Each Eligible Employee who has made an election to defer a portion of his or her Compensation under the Retirement Savings Plan for a Plan Year may elect to defer, on a pre-tax basis, an additional amount under this Plan for that Plan Year, as Deferral Contributions.  A Deferral Contribution is an amount, up to such limit determined by the Board of Review, of the Participant’s Compensation and Excess Compensation that the Participant cannot defer under the Retirement Savings Plan because it exceeds the limit on deferrals under Code Section 402(g), represents a deferral of Excess Compensation, or represents an amount that the Participant cannot defer under the Retirement Savings Plan because of the limits of Code Section 415(c). A Participant’s Deferral Contributions for a Plan Year may not exceed the sum of his or her Compensation and Excess Compensation.  A Participant must make his or her deferral election for a Plan Year no later than the last day of the preceding Plan Year, and may not change his or her deferral election during the Plan Year.  Notwithstanding the foregoing, when an employee first becomes an Eligible Employee, he or she may make a deferral election no later than thirty (30) days after becoming an Eligible Employee, so long as the deferral election applies to Compensation and Excess Compensation earned during the Plan Year after the date of the deferral election. Deferral elections shall remain in effect with respect to any future Plan Year unless a new election with respect to such Plan Year is filed in accordance with Section 4.3.

Section 4.2             Form of Payment Elections.  At the time of the Participant’s deferral election, he or she shall also select a: (i) time of payment of his or her vested Account Balance and (b) a method of payment for such vested Account Balance, which shall be in the form of either or a combination of:

(a)           A lump sum;

(b)           Annual installments of up to ten (10) years; or

(c)           For distributions in accordance with a Specific Date, annual installments of up to five (5) years.

Section 4.3             Changes to Time and Form of Payment Elections.  A Participant may change the form and time of payment that he or she previously elected by written notice filed with the Board of Review provided:

(a)           Such election shall not take effect until at least twelve (12) months after the date on which the election is made;

(b)           In the case of payments not related to the Participant’s Disability or death, the first payment with respect to such election must be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made;

(c)           If the Participant had previously elected to commence payment on a Specific Date, the new payment election shall not be effective if made less than twelve (12) months prior to the date of the first scheduled payment;

(d)           The Participant may file a new payment election only while employed by the Company or any other Employer; and

(e)           Notwithstanding the foregoing, during 2008, a Participant may elect to change the form of payment without meeting the requirements above.

Section 4.4.            Deferral Contributions Account.  The Board of Review will establish and maintain or cause to be established and maintained a Deferral Contributions Account on behalf of each Participant who elects to make Deferral Contributions.  The Deferral Contributions Account will be a bookkeeping account maintained by the Company, and will reflect the Deferral Contributions the Participant has elected to make to the Plan, as adjusted pursuant to Article VI to reflect deemed gains and losses, withdrawals and distributions.

Article V
Employer Contributions

Section 5.1             Employer Contributions. For each payroll period, the Company will provide an Employer Contribution on behalf of each Participant at any time during such payroll period.   The amount of the Employer Contribution made for each payroll period commencing on and after the Effective Date and prior to December 31, 2009 shall equal 6% of the Compensation of any Participant whose Deferred Contribution election equals at least 3% of his or her Compensation; provided that for any Participant who, as of December 31, 2004, was both age 40 or older and employed by an Employer under the Retirement Savings Plan, an additional 3% of Employer Contributions shall be credited for each of the 2008 and 2009 Plan Years.  For each payroll period commencing on and after January 1, 2010, the amount of the Employer Contribution made on behalf of each Participant shall be in accordance with the following schedule:

If the Participant’s Deferred Contribution Is:	The Employer Contribution as a Percentage of the Participant’s Compensation Will Be

2%	5%
3%	6%
4%	6½ %
5% or more	7%

The Compensation Committee of the Company’s Board of Directors (“Committee”) may provide for additional Employer Contributions to be made on behalf of Participants at such time and in such manner as the Committee shall determine at its sole discretion.

Section 5.2             Employer Contributions Account.  The Board of Review will establish and maintain or cause to be established and maintained an Employer Contributions Account on behalf of each Participant who is credited with Employer Contributions.  The Employer Contributions Account will be a bookkeeping account maintained by the Company, and will reflect the Employer Contributions that have been credited to the Participant, as adjusted pursuant to Article VI to reflect deemed gains and losses, withdrawals and distributions.

Article VI
Deemed Earnings on Account Balances

Section 6.1             Deemed Investments.

(a)           Each Participant may designate from time to time, in the manner prescribed by the Board of Review, that all or a portion of his or her Deferral Contributions Account be deemed to be invested in one or more Permitted Investments.  The Board of Review will establish rules governing the dates as of which amounts will be deemed to be invested in the Permitted Investments chosen by the Participant, and the time and manner in which amounts will be deemed to be transferred from one Permitted Investment to another, pursuant to a Participant’s election to change his or her deemed investments.  The Board of Review will also establish a default Permitted Investment, in which the Deferral Contributions Account and Employer

Contributions Account of a Participant who fails to make an investment election will be deemed to be invested.

(b)           Each Account will be deemed to receive all interest, dividends, earnings and other property that would be received by it if it were actually invested in the Permitted Investment in which it is deemed to be invested.  Similarly, each Account will be deemed to suffer all investment losses and other diminutions it would suffer if it were actually invested in the Permitted Investment in which it is deemed to be invested.  Gains and losses will be credited to or debited from each Account at the times and in the manner specified by the Board of Review.

(c)           Elections required or permitted to be made pursuant to this Article VI must be made only by the Participant.  Notwithstanding the foregoing, if a Participant dies before his or her entire vested Account Balance is distributed, or if the Board of Review determines that a Participant is legally incompetent or otherwise incapable of managing his or her own affairs, the Board of Review may itself make Plan elections on behalf of the Participant, or may declare that the Participant’s designated beneficiary, legal representative or near relative will be permitted to make Plan elections on behalf of the Participant.

Section 6.2             Crediting of Deferrals and Contributions.  The Company will credit all Deferral Contributions to a Participant’s Deferral Contributions Account within a reasonable period of time after the date they would have been paid to the Participant if the Participant had not elected to defer them.  The Company will credit all Employer Contributions made on a Participant’s behalf to the Participant’s Employer Contributions Account within a reasonable period after the date they would have been contributed to the Retirement Savings Plan.

Section 6.3             Statement of Accounts.  Within a reasonable period of time after the end of each calendar quarter, the Board of Review will furnish each Participant with a statement showing the value of his or her Account as of the end of that calendar quarter.

Article VII

Establishment of Trust

Section 7.1             Establishment of Trust.  The Company has established a grantor trust in order to accumulate assets to pay Plan obligations, which is an irrevocable trust subject to the jurisdiction of U.S. federal courts and which may hold an insurance contract or contracts and/or such other assets as determined by the Company.  The assets and income of the trust will be subject to the claims of the Company’s creditors in the event of the Company’s bankruptcy or insolvency.  The establishment or maintenance of the trust will not affect the Company’s liability to pay Plan benefits, except that the liability shall be reduced to the extent assets of the trust are used to pay Plan benefits.  A Participant will have no claim in any asset of the trust, or in specific assets of the Company or any Employer, and will have the status of a general unsecured creditor for any amounts due under this Plan.

Article VIII

Vesting of Plan Benefits

Section 8.1             Vesting of Accounts.  Each Participant will at all times be fully vested in his or her Deferral Contributions Account.  The vested percentage of a Participant’s Employer Contributions Account will be computed in accordance with the following schedule:

If the Participant’s Number of Years of Credited Service Is:	The Vested Percentage of His Employer Contributions Account Will Be:

Less than 3 years	0%
3 years or more	100%

Section 8.2             Forfeitures.  The portion of a Participant’s Employer Contributions Account that is not fully vested will become a forfeiture upon separation from service and will be applied to reduce Employer Contributions.

Notwithstanding the foregoing, each Participant will be 100% vested in his or her Participant’s Employer Contributions Account on the date such Participant reaches his or her Retirement Date.

Article IX

Payment of Account Balances

Section 9.1             Normal Form of Payment.  The vested portion of a Participant’s Account Balance shall be paid to him or her (or, if the Participant has died, to his or her designated beneficiary) in a lump sum.

Section 9.2             Optional Forms of Payment.  While the primary form of payment is the lump sum, a Participant may elect to have all or a part of the vested portion of his or her Account Balance paid in annual installments as specified in Section 4.2.

Section 9.3             Benefits Commencement Date.  Payment to the Participant (or to the Participant’s beneficiary in the event of his or her death) of the lump sum or installments shall commence as soon as administratively practicable, but no later than sixty (60) days following the earliest of separation from service, death or Disability, or upon or Change in Control or a Specific Date.

Section 9.4             Delayed Payments for Officers.  Notwithstanding the foregoing, except for payments made upon a Specific Date, death, Disability or Change in Control, no payments shall be made to a Participant who is an officer (as defined in Code Section 416(i)) of the Company until on or after the first day of the seventh calendar month following the Participant’s separation from service, at which time all payments delayed during the preceding six (6) month period shall be paid within thirty (30) days.  The Board of Review may establish a minimum amount of any installment payment to be made under the Plan.

Section 9.5             Cash Out of Small Balances.  Notwithstanding any other provision, if a separated Participant’s vested Account Balance is not greater than the limit on deferrals under Code Section 402(g), then such Account Balance shall be paid to the Participant in a lump sum on or before the later of December 31 of the year in which his or her separation from service occurs or the 15th day of the third month following separation from service.

Section 9.6             Payments in the Event of Unforeseeable Emergency.  A Participant or beneficiary may request, in the manner and within the time constraints established by the Board of Review, to receive an emergency payment of some or all of his or her vested Account Balance; provided the Participant has requested the maximum amount of in-service distributions and loans available to him or her under the Retirement Savings Plan.  The Board of Review will authorize an emergency payment under this Section 9.6 only if the Participant or beneficiary experiences an unforeseeable emergency.  An emergency payment must be limited to the amount the Participant or beneficiary reasonably needs to satisfy the unforeseeable emergency plus an amount necessary to pay taxes reasonably anticipated to result from the payment.  An unforeseeable emergency is severe financial hardship to the Participant or beneficiary resulting from:

(a)           a sudden and unexpected illness or accident to the Participant or beneficiary or to a dependent thereof (as defined in Code Section 152); or

(b)           the Participant or beneficiary losing his or her property due to casualty.

Whether a Participant or beneficiary suffers an unforeseeable emergency depends upon the facts of each case; in no event, however, may the Participant or beneficiary receive an emergency payment if his or her hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s or beneficiary’s assets (to the extent liquidation of those assets would not itself cause severe financial hardship) or by ceasing to make deferrals under the Plan.  The need to send a Participant’s or beneficiary’s child to college or the desire to purchase a home are not unforeseeable emergencies.

Section 9.7             Designation of Beneficiaries.  Each Participant may name any person or persons to whom his or her vested Account Balance will be paid if the Participant dies before they have been fully distributed.  Each beneficiary designation will revoke all prior beneficiary designations made by that Participant.  The Board of Review will designate the time and manner in which a Participant must made a beneficiary designation, but will not require a Participant to obtain the consent of his or her current beneficiary to the naming of a new or additional beneficiaries.  A beneficiary designation will be effective only if it meets the requirements specified by the Board of Review.  If a Participant fails to designate a beneficiary, or if the Participant’s beneficiary dies before the Participant does or before receiving the full amount to which he or she is entitled, the Board of Review may, in its discretion, pay the vested portion of the Participant’s Account Balance (or the portion that remains unpaid) to one or more of the Participant’s relatives by blood, adoption or marriage, in the proportions it determines, or to the legal representative of the estate of the later to die of the Participant and his or her designated beneficiary.

Section 9.8             Change in Control.  In the event of a Change in Control, the Company may, at its sole discretion, terminate the Plan (and each similar arrangement) within thirty (30) days after the Change in Control and each Participant or beneficiary shall immediately receive a lump sum payment of his or her entire Account Balance.

Article X

Amendment and Termination

Section 10.1           Amendment and Termination.  The Company may amend or terminate the Plan by action of its Board, or by action of an officer or Company employee or Board of Review authorized by the Company’s Board to amend the Plan, provided that Section 2.6, Section 2.25, and Section 9.3 may not be amended or deleted, nor superseded by any other provision of the Plan during the pendency of a Potential Change in Control and during the period beginning on the date of a Change in Control and ending on the date five (5) years following such Change in Control.  The Committee shall have the authority to make “minor amendments” to the Plan or an award agreement.  For purposes of the foregoing, a “minor amendment” is any amendment which is solely designed to achieve compliance with applicable legislation or regulation or which will not materially increase the cost of the Plan to the Company.  Determination of whether an amendment is a minor amendment shall be made by the Committee after obtaining such advice from such legal or tax counsel or other consultants as the Committee may deem appropriate.  Any Employer may terminate its participation in the Plan at any time by appropriate action, in its discretion.  The Plan will automatically terminate as to any Employer upon termination of the Employer’s participation in the Retirement Savings Plan.  No amendment or termination of the Plan shall, without the express written consent of the affected current or former Participant or beneficiary, reduce or alter any Participant’s or beneficiary’s vested Account Balance.  Notwithstanding the foregoing, payments of all Participants’ and beneficiaries’ vested Account Balances shall be made upon Plan termination if the Company terminates all non-qualified deferred compensation arrangements of the same type (for example, all account balance arrangements) at the same time that this Plan is terminated; except for payments that are payable if the termination had not occurred, the Company makes no payments to Participants and beneficiaries for twelve (12) months, but makes all payments within twenty-four (24) months; and the Company adopts no new non-qualified deferred compensation arrangement of the same type for three (3) years. Notwithstanding the foregoing or any provision to the contrary, the Plan shall not be terminated at any time when the Company is experiencing a downturn in its financial health.

Article XI

General Provisions

Section 11.1           Non-Alienation of Benefits.  A Participant’s rights to Plan benefits cannot be granted, transferred, pledged or otherwise assigned, in whole or in part, by the voluntary or involuntary acts of any person, or by operation of law, and will not be liable or taken for any obligation of the Participant.  Any attempted grant, transfer, pledge or assignment of a Participant’s rights to a Plan Benefit will be null and void and without any legal effect.

Section 11.2           Withholding for Taxes.  Notwithstanding anything contained in this Plan to the contrary, each Employer will withhold from any distribution, deferral or accrual under the Plan whatever amount or amounts may be required to comply with the tax withholding provisions of the Code or any State income tax act for purposes of paying any income, estate, inheritance, employment or other tax attributable to any amounts distributable or creditable under the Plan.

Section 11.3           Immunity of Board of Review Members.  The members of the Board of Review may rely upon any information, report or opinion supplied to them by any officer of an

Employer or any legal counsel, independent public accountant or actuary, and will be fully protected in relying on any such information, report or opinion.  No member of the Board of Review will have any liability to the Company, any Employer or any Participant, former Participant, designated beneficiary, person claiming under or through any Participant or designated beneficiary, or other person interested or concerned in connection with any Plan decision made by that member of the Board of Review, so long as the decision was based on any such information, report or opinion, and the Board of Review member relied on it in good faith.

Section 11.4           Plan Not to Affect Employment Relationship.  Neither the adoption of the Plan nor its operation will in any way be deemed to give any person the power to remain in the employ of the Company, any Employer or any of its affiliates, or in any way affect the right and power of an Employer to dismiss or otherwise terminate the employment, or change the terms of employment or amount of compensation, of any Participant at any time, for any reason or without cause.  By accepting any payment under this Plan, each Participant, former Participant, and designated beneficiary, and each person claiming under or through a Participant, former Participant or designated beneficiary, is conclusively bound by any action or decision taken or made under the Plan by the Board of Review, the Company or any Employer.

Section 11.5           Action by the Employers.  Any action required or permitted to be taken under the Plan by an Employer must be taken by its board of directors, by a duly authorized committee of its board of directors, or by a person or persons authorized by its board of directors or an authorized committee.

Section 11.6           Notices.  Any notice required to be given by the Company, any Employer or the Board of Review must be in writing and must be delivered in person, by registered mail, return receipt requested, or by regular mail, telecopy or electronic mail.  Any notice given by mail will be deemed to have been given on the date it was mailed, correctly addressed to the last known address of the person to whom the notice is to be given.

Section 11.7           Gender, Number and Headings.  Except where the context otherwise requires, in this Plan the masculine gender includes the feminine, the feminine includes the masculine, the singular includes the plural, and the plural includes the singular.  Headings are inserted for convenience only, are not part of the Plan, and are not to be considered in the Plan’s construction.

Section 11.8           Controlling  Law.  The Plan will be construed according to the internal laws of Illinois, to the extent they are not preempted by any applicable federal law.

Section 11.9           Successors.  The Plan is binding on all persons entitled to benefits under it, on their respective heirs and legal representatives, on the Board of Review and its successor, and on the Company and any Employer and their successors, whether by way of merger, consolidation, purchase or otherwise.  Subject to Article X concerning the Company’s authority to terminate the Plan and the effects of a Change in Control, the Plan shall not be terminated as a result of, or in connection with, a transfer or sale of assets of the Company or by the reorganization, merger or consolidation of the Company into or with any other corporation or other entity, but the Plan shall be continued after such transfer, sale, reorganization, merger or consolidation to the extent that the transferee, purchaser or successor entity agrees to continue the Plan.  In the event that the transferee, purchaser or successor entity does not continue the Plan, then the Plan shall terminate subject to the requirement that payment of all Participants’

vested Account Balances shall not be paid immediately but instead shall be made according to Article IX following a termination of employment.

Section 11.10         Severability.  If any provision of the Plan is held to be illegal or invalid for any reason, that illegality or invalidity will not affect the remaining provisions of the Plan, and the Plan will be enforced and administered, from that point forward, as if the invalid provisions had never been part of it.

Section 11.11         Subsequent Changes.  All benefits to which any Participant, designated beneficiary or other person is entitled under this Plan will be determined according to the terms of the Plan as in effect when the Participant ceases to be an Eligible Employee, and will not be affected by any subsequent change in Plan provisions, unless the Participant again becomes an Eligible Employee, or unless and to the extent the subsequent change expressly applies to the Participant, his or her designated beneficiary or other person claiming through or on behalf of the Participant or designated beneficiary.

Section 11.12         Benefits Payable to Minors, Incompetents and Others.  If any benefit is payable to a minor, an incompetent, or a person otherwise under a legal disability, or to a person the Board of Review reasonably believes to be physically or mentally incapable of handling and disposing of his or her property, the Board of Review has the power to apply all or any part of the benefit directly to the care, comfort, maintenance, support, education or use of the person, or to pay all or any part of the benefit to the person’s parent, guardian, committee, conservator or other legal representative, to the individual with whom the person is living, or to any other individual or entity having the care and control of the person.  The Plan, the Board of Review, the Company, any Employer and their employees and agents will have fully discharged their responsibilities to the Participant or beneficiary entitled to a payment by making payment under this Section 11.12.